Exhibit 99.1

Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

NEWS RELEASE

FOR IMMEDIATE RELEASE
NOVEMBER 17, 2017

ANCHOR BANCORP
ANNOUNCES STOCK REPURCHASE PROGRAM

Lacey, Washington – November 17, 2017 – Anchor Bancorp ("Company") (NASDAQ: ANCB), the holding company for Anchor Bank ("Bank"), today announced that its Board of Directors has authorized the repurchase of up to 40,000 shares of the Company's common stock.  In connection with the stock repurchase plan, the Company's Board of Directors also adopted a pre-arranged stock trading plan for the purpose of repurchasing a limited number of shares of the Company's common stock in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934.  Repurchases under the Company's 10b5-1 plan will be administered through an independent broker.  Repurchases are subject to the requirements of the Securities and Exchange Commission as well as certain price, market volume and timing constraints specified in the plan.

About Anchor Bancorp

Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 10 full-service banking offices (including one Wal-Mart store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, and one loan production office located in King County, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward Looking Statements:
Statements in this news release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: increased competitive pressures; the Agreement and Plan of Merger ("Merger Agreement") with Washington Federal, Inc. may be terminated in accordance with its terms, and the merger may not be completed; termination of the Merger Agreement could negatively impact us; we will be subject to business uncertainties and contractual restrictions while the merger is pending; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Anchor Bancorp's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended June 30, 2017, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.